UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 12, 2014

FASTENAL COMPANY
(Exact name of registrant as specified in its charter)

Minnesota	0-16125	41-0948415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Theurer Boulevard Winona, Minnesota	55987-1500
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (507) 454-5374
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On December 12, 2014, the Fastenal Company (the “Company”) Board of Directors approved certain amendments to the Company’s Stock Option Plan (the “Plan”) and amended and restated the Plan to incorporate the amendments. The amendments provide that:

•
Any option award granted under the Plan on or after January 1, 2012 will, upon an optionee’s death, continue to vest and become exercisable in accordance with its original vesting and exercisability schedule, and will remain exercisable until the expiration date of the option. Options granted prior to that date continue to be exercisable for no more than 13 months after an optionee’s death to the extent they were vested at the time of death.

•
Any option award granted under the Plan on or after January 1, 2012 will, upon an optionee’s retirement, remain exercisable until the expiration date of the option to the extent the option was already vested at the time of the retirement. For these purposes, “retirement” is defined as any termination of an optionee’s employment, other than for cause, occurring at or after age 60, or at or after completing 25 years or more of continuous employment with the Company. Options granted prior to that date continue to be exercisable for no more than 90 days after an optionee’s voluntary termination of employment, including a retirement, to the extent they were vested at the time of termination.

•	The compensation committee may, in its discretion, provide for the continued or accelerated vesting of any option award granted on or after January 1, 2012 in connection with an optionee’s retirement.

•
The termination of an employee may be deemed to be for cause for purposes of the Plan if based on specified facts discovered by the Company before or within 90 days after the employee’s termination of employment.

Item 9.01.	Financial Statements and Exhibits

(d)    Exhibits.

10.1	Fastenal Company Stock Option Plan as amended and restated effective as of December 12, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FASTENAL COMPANY
(Registrant)

Date: December 17, 2014	/s/ Sheryl A. Lisowski

Sheryl A. Lisowski
Controller & Chief Accounting Officer

Exhibit Index

10.1	Fastenal Company Stock Option Plan as amended and restated effective as of December 12, 2014.